Putnam Dynamic Asset Allocation Conservative Fund, March 31,
2017, semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	 3,967
Class B	 89
Class C	 570
Class M	 77

72DD2 (000s omitted)

Class P	 765
Class R	 75
Class R5 6
Class R6 854
Class Y	 1,725

73A1

Class A	 0.082
Class B	 0.044
Class C	 0.045
Class M	 0.054

73A2

Class P	 0.102
Class R	 0.069
Class R5 0.096
Class R6 0.100
Class Y	 0.094

74U1 (000s omitted)

Class A	 46,154
Class B	 1,962
Class C	 12,579
Class M	 1,016

74U2 (000s omitted)

Class P	 8,177
Class R	 1,118
Class R5 62
Class R6 9,618
Class Y	 20,651

74V1

Class A	 10.41
Class B  10.33
Class C  10.28
Class M	 10.29

74V2

Class P	 10.44
Class R  10.70
Class R5 10.44
Class R6 10.45
Class Y	 10.44

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.